SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  August 16, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

379 Thornall Street

Edison, New Jersey 08818
(Address of Principal Executive Offices)

(732) 205-0500
Registrant's telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/_/	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
/_/	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
/_/	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
/_/	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Contract

             Lease.    The Company has executed a lease with Metro Four Associates, L.P. to relocate its corporate headquarters to 379 Thornall Street, Edison, New Jersey, effective as of August 31, 2007.  The lease is for a five year term with full rent commencing on delivery of 2559 square feet of fully built out space available for occupancy.  It calls for base rent of $79,329 per year plus pass throughs of increases in taxes and operating expenses over a base year measuring point.  A security deposit of $26,443 is required on occupancy of the space.  On an interim basis pending build out of the leased space, the lease calls for the rental of 1735 square feet of temporary space at the building at a base rent of $4,482 per month and the funding of a $13,446 security deposit.    The Company anticipates that the permanent space will be made available within several months.  The Company effected its move out of its prior facility into the temporary space on August 31, 2007, subject to the completion of the move in the following week due to mechanical difficulties with the elevators which made it impossible to remove all of the equipment on a timely basis.

            Convertible Debentures, Securities Purchase Agreement.  In April 2007 the Company issued a series of two year unsecured debentures, calling for payment of 8% simple interest quarterly in arrears, payable as of the end of May, August, November and February of each year during their term.  The debentures are convertible at the option of the holders into common stock of the Company at the lesser of $0.0175, subject to full ratchet adjustment to account for a lower conversion price (the "Ratchet Price")  for the issuance of additional stock or other securities convertible into or exercisable at a price per share below the then existing conversion price.  In connection with the payment due August 31, 2007, in order to conserve cash,  the Company has offered to those debenture holders wishing to forestall receipt of their interest payment due on such date for an additional 180 days, the right to convert their debentures at the lesser of $0.01 per share or the lower Ratchet Price, if applicable.  A number of debenture holders have elected to accept this option and it is expected that additional debenture holders will elect to accept this option.  It should also be noted that one of the affirmative covenants of the Company under the Securities Purchase Agreement under which the debentures and attached warrants were issued, was the requirement to remain current with respect to its public filings under the Securities Act of  1934.  The Company has not filed its Form 10-Q for the quarter ended June 30, 2007 as of this date, and therefore is in breach of that covenant.  Please refer to the prior Form 8-K filings of the Company for a description of the rights and remedies available to holders of debentures in the event of failure of the Company to maintain its covenants under the Securities Purchase Agreement.

Item 5.02  Change in Officer Status

Change in Title of Officer.  Effective August 16, 2007 Robert Swift, the interim CEO of the Company resigned from the role of interim CEO and assumed the role of Chief Oversight Officer.  As such, he shall be vested with all of the power and authority of the CEO, but shall not serve as the CEO of the Company.  Dr. Swift has been charged by the Board of Directors to oversee the operations of the Company pending the selection of a new CEO of the Company.  The Board of Directors has approved the payment of a consulting fee to one of Dr. Swift's affiliated entities of: (i) $185,000 per annum from the Company; and (ii) $60,000 per annum from Xechem Pharmaceuticals, Nigeria, Ltd., retroactive to the commencement of his services for the entities as of July 1, 2007.  It is expected that a written agreement will be prepared in the near future codifying the same.

Item 8.01 Other Events

Failure to timely file Form 10-Q.  The Company has not filed its Form 10-Q for the quarter ended June 30, 2007.  Management has not set a date at which the Form 10-Q will be filed.  The Company has an obligation under its Securities Purchase Agreement (entered into in April, 2007 and summarized in prior 8-K filings) to remain current with respect to its financial statements.  The Company has not met this obligation, which constitutes a technical default under the Securities Purchase Agreement.  To date the Company has not received notice of acceleration from any of the note holders with respect to such Agreement.

Lawsuit by Dr. Ramesh Pandey.  On August 22, 2007 Dr. Ramesh Pandey filed suit in New Jersey state court seeking damages alleged at not less than $1,150,000 with respect to claims for funds advanced to the Company as well as back wages and an assertion of the right to receive royalty payments with respect to products sold by the Company.  In addition, he sought damages of not less than $25,000 with respect to claims that he has not received back from the Company certain personal property as well as claims related to reasonable compensation for mental and emotional distress related to actions of the Company and a claim seeking punitive damages.  The Company does not agree with all of the assertions of Dr. Pandey and intends to answer or otherwise plead on a timely basis with respect to the lawsuit.

Item 9.01 Exhibits

(b) Exhibits.

99.1   Form of Lease between the Company and Metro Four Associates, L.P.

99.2  Press Release Announcing Certain of the Events in this Form 8-K

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xechem International, Inc.

/s/Robert Swift

By:       Robert Swift, Chief Oversight Officer

Dated:  September 6, 2007